Exhibit 10

Mitsubishi UFJ Financial Group, Inc.

7-1, Marunouchi 2-chome, Chiyoda-ku

Tokyo 100-8330 Japan

May 13, 2009

Morgan Stanley

1585 Broadway

New York, New York 10036

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York 10036

Letter Agreement

Ladies and Gentlemen:

Reference is made to the Series C Preferred Stock Repurchase Agreement (the “Repurchase Agreement”) dated as of May 8, 2009 between Morgan Stanley (the “Company”) and Mitsubishi UFJ Financial Group, Inc. (the “Investor”). All capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Repurchase Agreement.

We hereby confirm our agreement with Morgan Stanley & Co. Incorporated (“MS&Co.”) that settlement of the 29,375,000 shares of Common Stock (the “MUFG Shares”) to be purchased by us in the Offering at a price of $24 per share shall occur on May 22, 2009 or as soon as practicable on the first Business Day thereafter following the Company having satisfied the regulatory requirements in Japan. For purposes of this Letter Agreement, “Business Day” shall mean any day that commercial banks are not required or permitted to close in New York, New York or Tokyo, Japan.

We acknowledge that MS&Co. is delivering the MUFG Shares to us on behalf of the Company in satisfaction of the Company’s obligations to us as set forth in Sections 5.1 and 5.2 of the Investor Agreement dated as of October 13, 2008 between the Company and the Investor, as amended by the First Amendment to Investor Agreement dated as of October 27, 2008; the Letter Agreement dated as of May 8, 2009 between the Investor and the Company; and the letter from the Company to the Investor dated as of May 12, 2009 and the Investor’s letter responding thereto dated as of May 13, 2009 (Tokyo time). This Letter Agreement shall not amend, modify or otherwise affect any of the foregoing agreements or the Repurchase Agreement, all of which shall remain in full force and effect.

In satisfaction of our payment obligation for the MUFG Shares, we hereby assign to MS&Co. our right to receive the Repurchase Price from the Company on the Repurchase Date. As a consequence, the purchase price for the MUFG Shares and the Repurchase Price will be netted and we will not be required to make any payment for the MUFG Shares at the time of settlement or otherwise.

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Investor has caused this Letter Agreement to be duly executed as of the date first above written. Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Letter Agreement enclosed herewith.

Very truly yours,

Mitsubishi UFJ Financial Group, Inc.

By:	/s/ Kyota Omori
Name:	Kyota Omori
Title:	Deputy President

Accepted and Agreed as of the date first written above:

Morgan Stanley

By:	/s/ Martin Cohen
Name:	Martin Cohen
Title:	Assistant Secretary

Morgan Stanley & Co. Incorporated

By:	/s/ Serkan Savasoglu
Name:	Serkan Savasoglu
Title:	Managing Director